FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

SEP 28 1990

No. 8895-90

FILING FEE: $125.00 K.K.
RECEIPT #C U2315
LIONEL SAWYER & COLLINS
50 WEST LIBERTY STREET #1100
RENO, NEVADA 89501

ARTICLES OF INCORPORATION

OF

HAPPY MERGERS, INC.

* * * * *

FIRST. The name of the corporation is
HAPPY MERGERS, INC.

SECOND. Its principal office in the State of Nevada is located at 50 West Liberty Street, Suite 1100, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is Lionel Sawyer & Collins, 50 West Liberty Street, Suite 1100, Reno, Nevada 89501.

THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises and to take the same by devise or bequest.

WP CORP
0914-90/HAPPYMRG,INC-1

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of or any bonds, securities or evidences of the indebtedness created by any other corporation or corporations of this state, or any other state or government, and, while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchase, or acquired, or for any other lawful objects.

To purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, nor counted as outstanding, for the purpose of computing any stockholders' quorum or vote.

To conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects hereinbefore set forth.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these articles of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH. The amount of the total authorized capital stock of the corporation is Twenty-Five Thousand Dollars ($25,000.00) consisting of twenty-five million (25,000,000) shares of stock of the par value of One Mil ($.001) each.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation.

The names and post-office addresses of the first board of directors, which shall be three (3) in number, are as follows:

NAME	POST-OFFICE ADDRESS
VICTOR EDWIN STEWART	220 E. 65th Street Suite 6H New York, NY 10021
YVES FRANK MAO HENTIC	210 E. 68th Street New York, NY 10021
WILLIAM BRAND PRYOR	30 Francis Place Caldwell, NJ 07006

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. No stockholder of the corporation shall have any preemptive or other right, by reason of his status as a stockholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the capital stock of the corporation. This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to stockholders pursuant to NRS 78.265 or any successor statute.

EIGHTH. The name and post-office address of each of the incorporators signing the articles of incorporation are as follows:

NAME	POST-OFFICE ADDRESS
JEANA HART	P. O. Box 2610 Reno, NV 89505
LINDA FORRESTER	P. O. Box 2610 Reno, NV 89505
IRENE E. MADRID	P. O. Box 2610 Reno, NV 89505

NINTH. The corporation is to have perpetual existence.

TENTH. In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consists of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be

affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange of all the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

ELEVENTH. Section 1. Pursuant to the provisions of NRS 78.751, the corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except an action by or in the right of the corporation, by reason of the fact that he was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and

in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 2. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which

the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court will deem proper.

Section 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 4. Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5 herein, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so ordered, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director of officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contact or otherwise by law.

Section 6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate of articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

TWELFTH. Section 1. The corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Section 2. T[illegible] other financial arrangements made by the corporation pursuant to Section 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this Section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by the court.

Section 3. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section may be provided

by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

Section 4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conductions of any insurance or other financial arrangement made pursuant to this Section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

THIRTEENTH. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for his acts or omissions resulting in his breach of fiduciary duty as a director or officer, except if such acts or omissions involve: (a) intentional misconduct, fraud or a knowing violation of the law; or (b) the payment of dividends in violation of NRS 78.300.

FOURTEENTH. Meetings of stockholders may be hold outside the State of Nevada, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as

may be designated from time to time by the board of directors or in the by-laws of the corporation.

FIFTEENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set our hands this 25th day of September, 1990.

Jeana Hart

Linda Forrester

Irene E. Madrid

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

On this 25th day of September, 1990, before me, a Notary Public, personally appeared, Jeana Hart, Linda Forrester and Irene E. Madrid, who are known to me to be the persons whose names

are subscribed to the above instrument and who severally acknowledged that they executed the above instrument.

NOTARY PUBLIC

CAROLYN S. RYCH
Notary Public - State of [illegible]
Appointment Recorded in [illegible] County
MY APPOINTMENT EXPIRES APR. 14, [illegible]

RECEIVED
SEP 25 1990
SECRETARY OF STATE

FILING FEE: $75.00 DF C28177 EXPEDITE #E017831
STATE AGENT & TRANSFER SYNDICATE
ATTN: BETTY BROGAN
P.O. BOX 2152
CARSON CITY, NV 89702

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA
NOV 25 1991
CHERYL A. LAU, SECRETARY OF STATE
8895-70

AGREEMENT OF MERGER

OF

GLOBAL SPILL MANAGEMENT, INC.
(a Delaware corporation)

INTO

HAPPY MERGERS, INC.
(a Nevada corporation)

AGREEMENT OF MERGER, dated this 7th day of November, 1991, made by and between HAPPY MERGERS, INC., a Nevada corporation (sometimes referred to herein as the "Surviving Corporation"), and GLOBAL SPILL MANAGEMENT, INC., a corporation organized and existing under and by virtue of the laws of the State of Delaware (sometimes referred to herein as the "Terminating Corporation" or "Global Spill", and together with Happy Mergers, Inc. as the "Constituent Corporations").

WITNESSETH that:

WHEREAS, the Constituent Corporations desire to merge into a single corporation; and

WHEREAS, said Happy Mergers, Inc. filed its Articles of Incorporation in the office of the Secretary of State on September 26, 1990, and filed a copy thereof, certified by the Secretary of State, in the office of the County Clerk of the County of Washoe on September 28, 1990, and has an authorized stock of $25,000.00, consisting of 25,000,000 shares of Common Stock of the par value of $.001 each, of which 350,000 shares are currently issued and outstanding;

WHEREAS, the principal office of said Happy Mergers, Inc. in the State of Nevada is located at 50 West Liberty Street, Reno, Nevada 89505, and the name and address of its resident agent is Lionel Sawyer & Collins, 50 West Liberty Street, Reno, Nevada 89505;

WHEREAS, said Global Spill Management, Inc. is a corporation organized under the laws of the State of Delaware with its agent for service of process therein National Corporate Research, Ltd., 15 North Street, Dover, Delaware 19901; and

WHEREAS, the total number of shares of capital stock which Global Spill has authority to issue is as follows: 5,000,000 shares of Common Stock, $.01 par value, of which 2,375,000 shares are issued and outstanding; and 100,000 shares of Preferred Stock, par value $.10, all of which are issued and outstanding;

WHEREAS, the laws of the State of Delaware permit a merger of a corporation of that state with and into a corporation of the State of Nevada; and

WHEREAS, the Constituent Corporations and their respective Boards of Directors deem it advisable and to the advantage, welfare and best interests of said corporations and their respective stockholders to merge Global Spill into Happy Mergers, Inc. pursuant to the provisions of the laws of the State of Delaware and the laws of the State of Nevada upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Constituent Corporations, parties to this agreement, by and between their respective Boards of Directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained, have agreed and do hereby agree each with the other that Happy Mergers, Inc. merge into itself Global Spill Management, Inc., and likewise that said Global Spill Management, Inc. shall be merged into Happy Mergers, Inc., and do hereby agree upon and prescribe the terms and conditions of said merger and of carrying the same into effect, and the manner and basis of causing the shares of each of the Constituent Corporations to constitute or be converted into shares of the Surviving Corporation, as follows:

FIRST: Upon the date this Agreement shall be effective, Happy Mergers, Inc. shall merge into itself Global Spill Management, Inc., and likewise said Global Spill Management, Inc. shall be merged into Happy Mergers, Inc., which shall be the surviving corporation.

SECOND: The Articles of Incorporation of the Surviving Corporation are to be and remain the Articles of Incorporation of the Surviving Corporation, except that:

A. Article First of said Articles of Incorporation is amended to read as follows: "The name of the corporation is GLOBAL SPILL MANAGEMENT, INC."

B. The Article II, Section 2 of the By-Laws is amended to read as follows: "Annual meetings of stockholders, commencing with the year 1992, shall be held on the 15th day of June, or as soon thereafter as the current board of directors deems practicable, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting."

THIRD: The present By-Laws of the Surviving Corporation are to be and remain the By-Laws of the Surviving Corporation.

FOURTH: The manner of converting the outstanding shares of the common stock of each of the Constituent Corporations into the shares of the Surviving Corporation shall be as follows: all of the outstanding shares of Common Stock and Preferred Stock of the Terminating Corporation shall, upon the effective date of the merger, be converted as follows: all of the outstanding shares of Global Spill Common Stock (2,375,000) shall be exchanged for 3,037,625 shares of Common Stock of the Surviving Corporation (1.279 shares of the Surviving Corporation for each share of Common Stock of the Terminating Corporation); and a further 1,279,000 shares of Common Stock of the Surviving Corporation shall be reserved against conversion of the Global Spill convertible subordinated note in the principal amount of $100,000. The shares of common stock of the Surviving Corporation shall not be converted, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of common stock of the Surviving Corporation.

FIFTH: The further terms and conditions of the merger are as follows:

A. The first board of directors of the Surviving Corporation after the date when the merger provided for herein shall become effective shall be the directors of the Terminating Corporation in office at the date when this agreement becomes effective.

B. The first regular meeting of the board of directors of the corporation to be held after the date when this agreement shall become effective may be called or may convene in the manner provided in the By-Laws of the Surviving Corporation and may be held at the time and place specified in the notice of the meeting.

C. The Constituent Corporations shall pay all of their respective expenses of carrying this agreement of merger into effect and of accomplishing the merger, and during such time the Terminating Corporation agrees not to enter into any negotiations with any third party concerning an alternative business combination to the merger proposed by this agreement.

D. Upon the date when this agreement shall become effective, the separate existence of Terminating Corporation shall cease, and the Constituent Corporations shall be merged into the Surviving Corporation, in accordance with the provisions of this agreement, which Surviving Corporation shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, parties to this agreement, and all and singular, the rights, privileges, powers and franchises of each of said corporations, and all property, real personal and mixed, and all debts due to each of such corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real or personal property, whether by deed or otherwise, vested in any of said corporations, parties hereto, shall not revert or be in any way impaired by reason of this merger, provided that all rights of creditors and all liens upon the property of any of said corporations, parties hereto, shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the time of merger, and all debts, liabilities and duties of the Terminating Corporation shall thenceforth attach to the said Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

E. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of either such Constituent Corporation, the proper officers and directors of such Constituent Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this agreement of merger.

F. The Surviving Corporation reserves the right to amend, alter, change or repeal any provision contained in this agreement of merger which may be contained in the articles of incorporation of a corporation organized under the laws of the State of Nevada in the manner now or hereafter prescribed by said laws of the State of Nevada, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: This agreement of merger shall be signed by at least a majority of the directors of Happy Mergers, Inc. under its corporate seal, and shall be

and if at said meeting the votes, cast by ballot, of the stockholders of Happy Mergers, Inc. representing a majority of the issued and outstanding shares of Common Stock shall be for the adoption of this agreement, then that fact shall be set forth in a certificate attached to the agreement by the Secretary of Happy Mergers, Inc. under its corporate seal, and the agreement so adopted and certified shall be signed by the President or Vice President and the Secretary of Happy Mergers, Inc. under its corporate seal, and acknowledged by the President or Vice President of Happy Mergers, Inc. to be the act, deed and agreement of Happy Mergers, Inc.

This agreement of merger shall also be authorized, adopted or approved, as the case may be, by the stockholders of Global Spill Management, Inc., in accordance with the laws of the State of Delaware, and a certificate to such effect by the secretary of Global Spill shall be attached to this agreement of merger under its corporate seal, and the agreement of merger so adopted and certified shall be signed and acknowledged by the President or Vice President and the Secretary of Global Spill, and sealed under its corporate seal.

The agreement as certified and acknowledged by each of the Constituent Corporations shall be filed in the office of the Secretary of State of Nevada and a copy thereof duly certified by the Secretary of State shall be recorded in the office of the Clerk of the County of Washoe, and shall be effective from the filing thereof in the office of the Secretary of State of Nevada.

SEVENTH: The Surviving Corporation agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any obligation of the Surviving Corporation, as well as for enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 78.510 of the Nevada Revised Statutes and it does hereby irrevocably appoint the Secretary of State as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Nevada is: William E. Iorio, President, Global Spill Management, Inc., P.O. Box 1200, Valley Forge, Pennsylvania 19482-1200, until the Surviving Corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose. Service of such process shall be made by personally delivering to and leaving with the Secretary of State duplicate copies of such process, one of which copies the Secretary of State of Nevada shall forthwith send by registered mail to the Surviving Corporation at the above address.

IN WITNESS WHEREOF, the parties to this agreement, pursuant to authority duly given by their respective boards of directors, have caused these presents to be executed by a majority of the directors of each party hereto, and the corporate seal affixed.

HAPPY MERGERS, INC.

Jack W. Carrothers

ATTEST:

Secretary

[SEAL]

William B. Bryan

Victor E. Stewart

GLOBAL SPILL MANAGEMENT, INC.

William E. Iorio

ATTEST:

David Stith

Secretary

[SEAL]

Leslie H. Stanfield

Peter V. White

Aubrey L. Pettit, Jr.

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

NOV 30 1992

CHERYL A. LAU SECRETARY OF STATE

No. 8893-90

GLOBAL SPILL MANAGEMENT, INC.

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

Global Spill Management, Inc., a corporation organized under the laws of the State of Nevada, by its President and Assistant Secretary does hereby certify:

1. That the Board of Directors of said corporation at a meeting duly convened and held on the 29th day of September, 1992, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable.

RESOLVED, that Article Fourth of said Articles of Incorporation be amended to read as follows:

"FOURTH: The amount of the total authorized capital stock of this Company is 25,000,000 shares of Common Stock, of the par value of $.001 each, and 5,000,000 shares of Series Preferred Stock, of the par value of $.001 each, for total authorized capital of Thirty Thousand Dollars ($30,000).

The designation and rights of the Series Preferred Stock shall be set forth by the Board of Directors of the Corporation, including, without limitation, (a) the distinctive designation of each Series and the number of shares that shall constitute such Series; (b) the dividend rate for such Series, if any; (c) the price at which the shares of such Series may be redeemed if such shares are redeemable; (d) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such Series; (e) any preferential amount payable upon each share of such Series in the event of liquidation, dissolution or winding up of the Corporation; (f) the voting rights, if any, of shares of such Series; (g) the terms and conditions, if any, upon which shares of such Series may be converted into shares of other classes or Series of shares of the Corporation, or other securities; and the (h) relative rights of priority of each class as to dividends and assets."

2. That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,425,450; that the said change and amendment was approved and authorized by the vote of a majority of stockholders holding a majority of the shares of Common Stock (par value $.001 per share) of the Corporation at the Annual Meeting of Stockholders duly called and held on November 19, 1992 at which a quorum was present and acting throughout.

IN WITNESS WHEREOF, the said Global Spill Management, Inc. has caused this certificate to be signed by its President and its Assistant Secretary and its corporation seal to be hereto affixed this 20th day of November, 1992.

GLOBAL SPILL MANAGEMENT, INC.

By: Aubrey L. Pettit, Jr.
Aubrey L. Pettit, Jr.
President

By: Laurie E. Simmons
Laurie E. Simmons
Assistant Secretary

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

OCT 07 1998
No. C3895-90
Dean Heller
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

Global Spill Management, Inc.
Name of Corporation

We the undersigned Vice President and Secretary of Global Spill Management, Inc. do hereby certify:

The the Board of Directors of said corporation at a meeting duly convened, held on the fifth day of August, 1998 adopted a resolution to amend the original articles (as amended on November 25, 1991) as follows:

Article First is hereby amended to read as follows:

The name of this corporation is BIOFARM, INC.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 4,211,930; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

[signature]
Vice President

Desiree Pierson
Secretary

Commonwealth of Pennsylvania
ss
County of Philadelphia

On October 5, 1998, personally appeared before me, a Notary Public, Allen Esrine, Desiree Pierson who acknowledged that they executed the above instrument.

Charlotte Tate
Signature of Notary

(Notary Stamp or Seal)

NOTARIAL SEAL
CHARLOTTE TATE, Notary Public
City of Philadelphia, Phila. County
My Commission Expires Dec. 31, 2001

COMMONWEALTH OF PENNSYLVANIA

COUNTY OF Chester

On November 20, 1992 personally appeared before me, a Notary Public, Aubrey L. Pettit, Jr. and Laurie E. Simmons, who acknowledged that they executed the above instrument.

Notarial Seal
Stacy Plommer, Notary Public
Schuylkill Twp., Chester County
My Commission Expires July 8, 1996

Stacy Plommer
Notary Public

CERTIFICATE OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF BIOFARM, INC.

The undersigned, Alexander von Welczeck, President and Chief Executive Officer of Biofarm, Inc., a Nevada corporation (the "Company"), acting pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes, does hereby certify as follows:

1. That, at a meeting of the Board of Directors (the "Board"), resolutions were duly adopted setting forth an amendment of the Company's Articles of Incorporation, declaring said amendment to be advisable and directing that said amendment be considered at an annual or special meeting of stockholders or by written consent. The amendments (the "Amendments") approved by the Board were as follows:

(a) The first Article shall be amended and read as follows:

"First. The name of the corporation is friendlyway Corporation."

(b) The fourth Article shall be amended and read as follows:

"Fourth. The aggregate number of shares that the corporation shall have authority to issue shall be One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share ("Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock").

The following is a statement of the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Company: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Company to fix, subject to the provisions herein set forth and the Nevada General Corporation Law, before the issuance of any shares of a particular series, the number, designations, and relative rights, preferences, and limitations of the shares of such series."

2. That the number of shares of Common Stock outstanding and eligible to vote on the Amendments is 24,928,130; that the said change(s) and amendment has been consented to and approved a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, Biofarm, Inc. has caused this Certificate of Amendment of the Articles of Incorporation to be signed by Alexander von Welczeck, its President and Chief Executive Officer this 23rd day of March 2005.

/s/ [signature]
Alexander von Welczeck, President/CEO